Exhibit 99.1

DATE: Nov. 13, 2018

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Paul Schroedter (918) 573-9673

Northwest Pipeline Commences Registered Exchange Offer for its

4.000% Senior Notes Due 2027

TULSA, Okla. – Northwest Pipeline LLC (“Northwest Pipeline”), a wholly owned subsidiary of The Williams Companies, Inc. (NYSE: WMB), announced today that it has commenced an offer to exchange any and all of its $250 million in aggregate principal amount of outstanding 4.000% Senior Notes due 2027 that were originally issued in a private transaction on Aug. 24, 2018 (the “Original Notes”) for an equal amount of its registered 4.000% Senior Notes due 2027 (the “Exchange Notes”). The Original Notes were an additional issuance of Northwest Pipeline’s $250 million aggregate principal amount of 4.000% Senior Notes due 2027 that were issued on April 3, 2017, all of which have been previously exchanged for notes that have been registered under the Securities Act of 1933, as amended (the “Act”).

The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except that the Exchange Notes have been registered under the Act, and the transfer restrictions, registration rights and additional interest provisions relating to the Original Notes do not apply to the Exchange Notes. The purpose of the Exchange Offer is to fulfill Northwest Pipeline’s obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes. Northwest Pipeline will not receive any proceeds from the exchange offer.

The exchange offer will expire at 5:00 p.m., New York City time, on Dec. 12, 2018, unless extended (such date and time, as may be extended, the “Expiration Date”). The settlement date for the exchange offer will occur promptly following the Expiration Date. The terms of the exchange offer and other information relating to Northwest Pipeline and the Exchange Notes are set forth in a prospectus dated Nov. 13, 2018, a copy of which has been filed with the Securities and Exchange Commission. Northwest Pipeline has not authorized any person to provide information other than as set forth in the prospectus.

Copies of the prospectus and the transmittal letter governing the exchange offer can be obtained from the exchange agent, The Bank of New York Mellon Trust Company, N.A., by faxing a request to (732) 667-9408 or by writing via regular or certified mail, or overnight courier, to The Bank of New York Mellon Trust Company, N.A., Corporate Trust Operations—Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, New York, 13057.

This press release is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy any security. The exchange offer is being made solely pursuant to the prospectus dated Nov. 13, 2018, including any supplements thereto, and only to such persons and in such jurisdictions as is permitted under applicable law.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams owns and operates more than 33,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams’ operations handle approximately 30 percent of U.S. natural gas. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Northwest Pipeline believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in Northwest Pipeline’s annual and quarterly reports filed with the Securities and Exchange Commission.

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